Exhibit 99.1

Nasdaq Grants Medovex Corporation Extension to Comply with the Stockholders’ Equity Requirement

ATLANTA, GA--(Marketwired – November 1, 2016) - Medovex Corp. (NASDAQ: MDVX), a developer of medical technology products, today announced that the Nasdaq Stock Market has granted the Company an extension until February 27, 2017 plan to regain compliance with Nasdaq Listing Rule 5250(c)(1) which will permit the continued listing of Medovex’s stock on the Nasdaq Stock Market.

As previously reported on August 30, 2016, Medovex received a letter notifying the Company that the stockholders’ equity of $1,311,796 as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 was below the minimum stockholders’ equity of $2,500,000 required for continued listing on the NASDAQ Capital Market as set forth in NASDAQ listing rule 5550(b)(1) (the “Rule”). The decline in the Company’s stockholders’ equity was largely a result of the recognition of an impairment loss recorded in the Company’s Form 10-Q for the quarter ended June 30, 2016 related to the intangible assets of Streamline Inc., the Company’s wholly owned subsidiary acquired in March 2015.

Nasdaq requested that Medovex submit a plan to regain compliance with Nasdaq listing rules within 60 days.

On October 14, 2016, Medovex submitted to Nasdaq a plan to regain compliance with Nasdaq listing rules. After reviewing Medovex’s plan to regain compliance, Nasdaq granted an extension to enable the Company to regain compliance with the listing rules. Under the terms of the extension, Medovex must on or before February 27, 2017, complete a stockholders’ equity raising transaction, or other event, and evidence compliance by furnishing to the SEC and Nasdaq in a publicly available report detailing such actions to regain compliance. In the event that Medovex does not satisfy the terms set forth in the extension, Nasdaq will provide written notification that Medovex’s securities will be subject to delisting proceedings. At that time, Medovex may appeal Nasdaq's determination to a Listings Qualification Panel.

About Medovex

Medovex was formed to acquire and develop a diversified portfolio of potentially ground breaking medical technology products. Criteria for selection include those products with potential for significant improvement in the quality of patient care combined with cost effectiveness. The Company's first pipeline product, the DenerveX™ Device, is intended to provide long lasting relief from pain associated with facet joint syndrome at significantly less cost than currently available options. To learn more about Medovex, visit www.medovex.com

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT INFORMATION
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Medovex Corp
Jason Assad
470-505-9905
Jassad@medovex.com